Exhibit 99.1

One Ameren Plaza
1901 Chouteau Avenue
St. Louis, MO 63103
 News Release
Contacts:

Media	Analysts	Investors
Susan Gallagher	Doug Fischer	Investor Services
(314) 554-2175	(314) 554-4859	(800) 255-2237
sgallagher@ameren.com	dfischer@ameren.com	invest@ameren.com

FOR IMMEDIATE RELEASE

AMEREN ANNOUNCES THIRD QUARTER 2008 EARNINGS

•	Earnings Decline on Milder Weather, Higher Fuel and Reliability Costs
•	2008 EPS Guidance Range Narrowed
•	New Electric and Gas Distribution Rates Authorized in Illinois
•	Available Liquidity Remains Solid

ST. LOUIS, MO., Nov. 4, 2008—Ameren Corporation (NYSE: AEE) today reported third quarter 2008 net income in accordance with generally accepted accounting principles (GAAP) of $204 million, or 97 cents per share, compared to third quarter 2007 GAAP net income of $244 million, or $1.18 per share.  Excluding certain items in each year, Ameren recorded third quarter 2008 core (non-GAAP) net income of $246 million, or $1.17 per share, compared to third quarter 2007 core (non-GAAP) net income of $277 million, or $1.33 per share.

Core (non-GAAP) earnings per share in the third quarter of 2008 were lower than core (non-GAAP) earnings per share in the same period in 2007.  The negative impacts of milder summer weather, higher fuel prices and increased spending on utility distribution system reliability, among other things, more than offset the positive impacts of higher electric margins from non-rate-regulated generation operations and the timing benefit of seasonally redesigned electric rates in Illinois.

The following items are excluded from third quarter 2008 and third quarter 2007 core (non-GAAP) earnings:

•
Net unrealized mark-to-market losses from nonqualifying hedges reduced third quarter 2008 net income by $36 million as compared to net unrealized gains of $5 million in the third quarter of 2007.  These unrealized gains and losses primarily related to financial instruments that were acquired to mitigate the risk of rising diesel fuel price adjustments embedded in coal transportation contracts for the period 2008 through 2012. The value of nonqualifying hedges will vary over time based on then current market prices.

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•
The net costs associated with the Illinois comprehensive electric rate relief and customer assistance settlement agreement reached in 2007 reduced net income by $6 million in the third quarter of 2008 as compared to a reduction of $38 million in the third quarter of 2007.

Net income in accordance with GAAP for the first nine months of 2008 was $548 million, or $2.61 per share, compared to $510 million, or $2.46 per share, for the first nine months of 2007.  Excluding certain items in each year, Ameren recorded core (non-GAAP) net income of $525 million, or $2.50 per share for the first nine months of 2008, compared to core (non-GAAP) net income of $560 million, or $2.70 per share for the first nine months of 2007. A reconciliation of GAAP to core (non-GAAP) earnings per share is as follows:

	Third Quarter		Nine Months
	2008	2007	2008	2007
GAAP earnings per share	$0.97	$1.18	$2.61	$2.46
Net unrealized mark-to-market (gain) /losses	0.17	(0.03)	(0.09)	(0.03)
Coal contract settlement (2009 impact)	–	–	(0.08)	–
Severe storms & accounting order	–	–	(0.04)	0.09
Retroactive federal regulatory order	–	–	–	0.05
Illinois electric rate relief settlement, net	0.03	0.18	0.10	0.13
Core (non-GAAP) earnings per share	$1.17	$1.33	$2.50	$2.70

“As expected, our core earnings for both the third quarter and the first nine months of 2008 were down from the prior year periods,” said Gary L. Rainwater, chairman, president and chief executive officer of Ameren Corporation. “Milder summer weather reduced our third quarter 2008 earnings by an estimated 18 cents per share as temperatures were less extreme than those experienced during last year’s very hot summer.  During the third quarter of 2008, cooling degree-days across the Ameren system were 27% lower than during the third quarter of 2007, leading to declines in weather-sensitive residential and commercial electricity sales of 16% and 8%, respectively. In addition, rising costs for fuel and expenditures to improve distribution system reliability reduced core earnings for the third quarter and the first nine months of 2008.

“Rising cost pressures, coupled with significant investments in our utility infrastructure, have required us to seek rate increases for both our Illinois and Missouri regulated operations. In September, the Illinois Commerce Commission authorized much needed rate increases for our electric and gas distribution businesses. The new rates became effective October 1, 2008.  In Missouri, our pending electric rate case is moving forward, and we expect a decision from the Public Service Commission in late January or in February 2009 with new rates anticipated to be effective March 1, 2009.  A constructive outcome in the Missouri case is critical to our ability to continue to invest in our infrastructure so that we will be able to meet our customers’ expectations for safe and

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reliable service, as well as have access to the capital markets to finance our operations during this highly uncertain period in the financial markets,” added Rainwater.

2008 Earnings Guidance

Ameren also announced today that it has narrowed its expectations for 2008 core (non-GAAP) earnings to be in the range of $2.80 to $3.00 per share, compared to the prior range of $2.80 to $3.20 per share, primarily because of lower-than-expected power prices in the second half of the year and mild summer weather.

Excluded from 2008 core (non-GAAP) earnings guidance is an estimated 12 cents per share negative impact of the Illinois comprehensive electric rate relief and customer assistance settlement agreement, the 8 cents per share benefit from a coal contract settlement related to expected 2009 costs, the 4 cents per share positive impact of a Missouri Public Service Commission accounting order associated with 2007 storm costs and net mark-to-market gains or losses from nonqualifying hedges.

Ameren also revised the range of contributions its business segments are expected to provide to 2008 core (non-GAAP) earnings per share. The revised expected contributions are as follows:

Missouri Regulated	$1.17	-	$1.25
Illinois Regulated	0.20	-	0.25
Non-rate-regulated Generation	1.43	-	1.50
2008 Core (Non-GAAP) Earnings Guidance Range	$2.80	-	$3.00

Further, Ameren adjusted its expectations for 2008 GAAP earnings to be in the range of $2.80 to $3.00 per share versus the prior range of $2.80 to $3.20 per share. The change corresponds to the revised core (non-GAAP) earnings guidance range. Any net unrealized mark-to-market gains or losses from nonqualifying hedges will impact GAAP earnings, but are excluded from GAAP and core (non-GAAP) earnings guidance because the company is unable to reasonably estimate the impact of any gains or losses due to the volatility of markets.

Ameren’s guidance for 2008 assumes normal fourth quarter weather and is subject to, among other things, regulatory decisions and legislative actions, plant operations, energy and capital market conditions, economic conditions, severe storms, unusual or otherwise unexpected gains or losses, and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.

Missouri Regulated Operations

Core (non-GAAP) earnings in the third quarter of 2008 were $141 million, compared to $178 million in the third quarter of 2007. The decline in core (non-GAAP) earnings was primarily due to

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much cooler summer weather in the third quarter of 2008 compared to the very hot weather in the year ago period, as well as due to higher fuel prices in the third quarter of 2008. GAAP earnings in the third quarter of 2008 were $98 million, or $80 million lower than in the third quarter of 2007.  In addition to the items noted above, this decrease was primarily due to net unrealized mark-to-market losses from nonqualifying hedges of future fuel transportation costs. The value of the nonqualifying hedges will fluctuate over time based on then current market prices.

Illinois Regulated Operations

In the third quarter of 2008, Illinois regulated operations core (non-GAAP) earnings were $17 million compared to $8 million in the third quarter of 2007. The increase reflects the earnings benefit of $23 million from seasonally redesigned electric rates. Over the course of the full year, this rate redesign is not expected to have any net impact on earnings. Third quarter 2008 earnings were negatively impacted versus the year-ago period by much cooler summer weather, increased distribution system reliability spending and higher bad debt expenses, among other items. Illinois regulated operations recorded GAAP earnings in the third quarter of 2008 of $13 million, compared to a loss of $8 million in the third quarter of 2007. In addition to the items noted above, this difference was driven primarily by the cost of the Illinois comprehensive electric rate relief and customer assistance settlement agreement, which reduced earnings in the third quarter of 2008 and 2007.

Non-rate-regulated Generation Operations

Core (non-GAAP) earnings in the second quarter of 2008 were $98 million, or $8 million higher than in the third quarter of 2007. The increase in core (non-GAAP) earnings was primarily driven by higher realized electric margins due, in part, to improved plant operations. GAAP earnings in the third quarter of 2008 were $108 million, compared with $71 million in the third quarter of 2007. In addition to the item noted above, this change was driven by net unrealized mark-to-market gains primarily related to nonqualifying hedges of changes in electricity prices in the third quarter of 2008, and the cost of the Illinois comprehensive electric rate relief and customer assistance settlement agreement in the third quarter of 2007.

Commentary on Available Liquidity and Capital and Credit Markets

“The global financial markets have experienced extreme volatility and disruption in 2008, and, in particular, since early September. This disruption has led to major financial institutions coming under financial duress, significant strains in the credit markets, deteriorating economic conditions and steep declines in stock prices. The United States government and governments around the world have established programs to strengthen the global financial system. We are encouraged by these efforts and believe that, in time, these efforts will benefit the financial markets. However, in the interim, these

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events have impacted our company and we believe they will continue to impact us through 2009 and perhaps longer,” said Rainwater.

“Our management team remains sharply focused on providing our customers with safe and reliable electric and gas service, as well as complying with federal and state environmental, reliability, and other regulations. We are balancing these operational objectives with the need to proactively manage our finances in these highly volatile and uncertain markets.

 “At October 31, 2008, our available liquidity, which represents our cash on hand and amounts available under our credit facilities, stood at approximately $1.45 billion, up about $550 million from this same time last year. Despite this solid liquidity position, we are reducing 2009 operating and capital expenditures in our non-rate regulated generation business by a total of $400 million to $500 million. Operating and capital expenditures in 2009 for this business will be approximately $300 million to $400 million below 2008 levels.  Other meaningful capital expenditure deferral and reduction opportunities are also under review throughout the rest of our business.

 “Looking ahead, we will remain focused on prudently managing our operations and maintaining strong overall liquidity to meet our operating, capital and financing needs, as well as executing our long-term strategic plans to enhance shareholder value above current depressed levels, which I believe do not reflect the strong underlying value of our company,” added Rainwater.

Analyst Conference Call

Ameren will conduct a conference call for financial analysts at 9:00 a.m. Central Time on Tuesday, Nov. 4, to discuss 2008 third quarter earnings and other matters. Investors, the news media and the public may listen to a live Internet broadcast of the call at www.ameren.com by clicking on "Q3 2008 Ameren Corporation Earnings Conference Call," then the appropriate audio link. An accompanying slide presentation will also be available on Ameren’s Web site. This presentation will be posted in the “Investors” section of the Web site under “Presentations.” The analyst call will also be available for replay on the Internet for one year. Telephone playback of the conference call will also be available beginning at approximately noon Central Time, from Nov. 4 through Nov. 11, by dialing, U.S. (800) 405-2236; international (303) 590-3000 and entering the number: 11121637#.

About Ameren

With assets of approximately $21 billion, Ameren serves approximately 2.4 million electric customers and almost one million natural gas customers in a 64,000 square mile area of Missouri and Illinois. Ameren owns a diverse mix of electric generating plants strategically located in its Midwest market with a generating capacity of more than 16,400 megawatts.

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Regulation G Statement

Ameren has presented certain information in this release on a diluted cents per share basis. These diluted per share amounts reflect certain factors that directly impact Ameren’s total earnings per share. The core (non-GAAP) earnings per share and core (non-GAAP) earnings per share guidance excludes one or more of the following: costs related to severe January 2007 storms, the earnings impact of the settlement agreement among parties in Illinois for comprehensive electric rate relief and customer assistance, the reversal of accruals made in 2006 for low-income energy assistance and energy efficiency program funding commitments in Illinois, a March 2007 Federal Energy Regulatory Commission order, which retroactively adjusted prior years’ regional transmission organization costs, net mark-to-market gains or losses from nonqualifying hedges, the estimated minimum benefit of an accounting order from the Missouri Public Service Commission associated with 2007 storm costs and the 2008 lump-sum payment from a coal supplier for expected higher fuel costs in 2009 as a result of the premature closure of a mine and termination of a contract. Ameren uses core (non-GAAP) earnings internally for financial planning and for analysis of performance. Ameren also uses core (non-GAAP) earnings as primary performance measurements when communicating with analysts and investors regarding our earnings results and outlook, as the company believes it allows it to more accurately compare the company’s ongoing performance across periods.

In providing consolidated and segment core (non-GAAP) earnings guidance, there could be differences between core (non-GAAP) earnings and earnings prepared in accordance with GAAP for certain items, such as those listed above. Ameren is unable to estimate the impact, if any, on future GAAP earnings of certain items, such as the ultimate earnings impact of the Missouri Public Service Commission storm cost-related order, or net mark-to-market gains or losses from nonqualifying hedges.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this release and in our filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

•
regulatory or legislative actions, including changes in regulatory policies and ratemaking determinations, such as the outcome of the pending Union Electric Company rate proceeding or future legislative actions that seek to limit or reverse rate increases;

•
uncertainty as to the effect of implementation of the Illinois comprehensive electric rate relief and customer assistance settlement agreement on Ameren, Central Illinois Public Service Company, Central Illinois Light Company and Illinois Power Company (the Ameren Illinois Utilities), Ameren Energy Generating Company and AmerenEnergy Resources Generating Company, including implementation of a new power procurement process;

•	changes in laws and other governmental actions, including monetary and fiscal policies;
•
changes in laws or regulations that adversely affect the ability of electric distribution companies and other purchasers of wholesale electricity to pay their suppliers, including Union Electric Company and Ameren Energy Marketing Company;

•	enactment of legislation taxing electric generators, in Illinois or elsewhere;
•
the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation, such as occurred when the electric rate freeze and power supply contracts expired in Illinois at the end of 2006;

•	the effects of participation in the Midwest Independent Transmission System Operator, Inc.;
•
the cost and availability of fuel such as coal, natural gas, and enriched uranium used to produce electricity; the cost and availability of purchased power and natural gas for distribution; and the level

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and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;
•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;
•	prices for power in the Midwest, including forward prices;
•	business and economic conditions, including their impact on interest rates, bad debt expense, and demand for our products;
•	disruptions of the capital markets or other events that make the Ameren Companies’ access to necessary capital, including short-term credit, more difficult or costly;
•	our assessment of our liquidity;
•	the impact of the adoption of new accounting standards and the application of appropriate technical accounting rules and guidance;
•	actions of credit rating agencies and the effects of such actions;
•	weather conditions and other natural phenomena;
•	the impact of system outages caused by severe weather conditions or other events;
•
generation plant construction, installation and performance, including costs associated with Union Electric Company’s Taum Sauk pumped-storage hydroelectric plant incident and the plant’s future operation;

•	recoverability through insurance of costs associated with Union Electric Company’s Taum Sauk pumped-storage hydroelectric plant incident;
•	operation of Union Electric Company’s nuclear power facility, including planned and unplanned outages, and decommissioning costs;
•	the effects of strategic initiatives, including acquisitions and divestitures;
•
the impact of current environmental regulations on utilities and power generating companies and the expectation that more stringent requirements, including those related to greenhouse gases, will be introduced over time, which could have a negative financial effect;

•	labor disputes, future wage and employee benefits costs, including changes in discount rates and returns on benefit plan assets;
•	the inability of our counterparties and affiliates to meet their obligations with respect to contracts and financial instruments;
•	the cost and availability of transmission capacity for the energy generated by the Ameren companies’ facilities or required to satisfy energy sales made by the Ameren companies;
•	legal and administrative proceedings; and
•	acts of sabotage, war, terrorism or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.
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AMEREN CORPORATION (AEE)
CONSOLIDATED OPERATING STATISTICS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Electric Sales - kilowatt-hour (in millions):
Missouri Regulated
Residential	3,708	4,409	10,567	11,123
Commercial	4,020	4,407	11,205	11,280
Industrial	2,502	2,617	6,990	7,244
Other	210	219	606	577
Native	10,440	11,652	29,368	30,224
Non-affiliate interchange sales	2,490	2,219	8,531	7,186
Subtotal	12,930	13,871	37,899	37,410

Illinois Regulated
Residential
Generation and delivery service	3,063	3,624	8,718	9,137
Commercial
Generation and delivery service	1,527	1,839	4,486	5,652
Delivery service only	1,704	1,609	4,555	3,924
Industrial
Generation and delivery service	352	147	1,091	1,383
Delivery service only	2,960	3,317	8,567	8,752
Other	132	140	406	431
Subtotal	9,738	10,676	27,823	29,279

Non-rate-regulated Generation
Non-affiliate energy sales	7,245	6,710	19,560	18,439
Affiliate energy sales	1,441	2,086	4,639	5,663
Subtotal	8,686	8,796	24,199	24,102

Eliminate affiliate sales	(1,441)	(2,086)	(4,639)	(5,663)
Eliminate Illinois Regulated/Non-rate-regulated Generation common customers	(1,278)	(1,444)	(3,656)	(4,488)

Ameren Total	28,635	29,813	81,626	80,640

Electric Revenues (in millions):
Missouri Regulated
Residential	$311	$366	$756	$801
Commercial	278	302	673	674
Industrial	125	129	295	308
Other	28	37	97	81
Native	742	834	1,821	1,864
Non-affiliate interchange sales	111	92	409	303
Subtotal	853	926	2,230	2,167

Illinois Regulated
Residential
Generation and delivery service	312	217	825	808
Commercial
Generation and delivery service	177	171	462	532
Delivery service only	22	18	56	37
Industrial
Generation and delivery service	28	23	77	98
Delivery service only	8	7	22	17
Other	73	187	230	285
Subtotal	620	623	1,672	1,777

Non-rate-regulated Generation
Non-affiliate energy sales	460	364	1,057	971
Affiliate native energy sales	99	111	309	351
Other	36	26	84	44
Subtotal	595	501	1,450	1,366

Eliminate affiliate and common customer sales	(140)	(178)	(408)	(455)
Ameren Total	$1,928	$1,872	$4,944	$4,855

AMEREN CORPORATION (AEE)
CONSOLIDATED OPERATING STATISTICS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Electric Generation - megawatt-hour (in millions):
Missouri Regulated	13.0	13.6	38.1	37.4
Non-rate-regulated Generation
Ameren Energy Generating Company (Genco)	4.3	4.7	12.2	12.8
AmerenEnergy Resources Generating Company (AERG)	1.8	1.3	5.1	3.9
Electric Energy, Inc. (EEI)	2.1	2.0	5.9	5.9
AmerenEnergy Medina Valley Cogen L.L.C.	0.1	.1	0.2	0.2
Subtotal	8.3	8.1	23.4	22.8
Ameren Total	21.3	21.7	61.5	60.2

Fuel Cost per kilowatt-hour (cents)
Missouri Regulated	1.378	1.372	1.297	1.245
Non-rate-regulated Generation	1.982	1.810	1.913	1.711

Gas Sales - decatherms (in thousands)
Missouri Regulated	750	862	8,522	7,986
Illinois Regulated	4,662	6,331	69,122	64,857
Other	196	162	1,122	1,598
Ameren Total	5,608	7,355	78,766	74,441

Net Income (Loss) by Segment (in millions):
Missouri Regulated	$98	$178	$272	$263
Illinois Regulated	13	(8)	15	45
Non-rate-regulated Generation	108	71	284	197
Other	(15)	3	(23)	5
Ameren Total	$204	$244	$548	$510

		September 30,		December 31,
		2008		2007
Common Stock:
Shares outstanding (in millions)		210.9		208.3
Book value per share		$33.40		$32.41

Capitalization Ratios:
Common equity		47.4%		48.3%
Preferred stock		1.3%		1.4%
Debt, net of cash		51.3%		50.3%

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Operating Revenues:
Electric	$1,928	$1,872	$4,944	$4,855
Gas	132	125	987	895
Total operating revenues	2,060	1,997	5,931	5,750
Operating Expenses:
Fuel	461	338	963	864
Coal contract settlement	-	-	(60)	-
Purchased power	371	419	964	1,106
Gas purchased for resale	73	68	697	622
Other operations and maintenance	449	417	1,340	1,230
Depreciation and amortization	180	176	534	534
Taxes other than income taxes	98	97	300	295
Total operating expenses	1,632	1,515	4,738	4,651
Operating Income	428	482	1,193	1,099
Other Income and Expenses:
Miscellaneous income	23	20	61	53
Miscellaneous expense	(10)	(9)	(23)	(19)
Total other income	13	11	38	34
Interest Charges	113	110	331	316
Income Before Income Taxes, Minority Interest and Preferred
Dividends of Subsidiaries	328	383	900	817
Income Taxes	113	130	319	279
Income Before Minority Interest and Preferred Dividends of Subsidiaries	215	253	581	538
Minority Interest and Preferred Dividends of Subsidiaries	11	9	33	28
Net Income	$204	$244	$548	$510

Earnings per Common Share - Basic and Diluted	$0.97	$1.18	$2.61	$2.46

Average Common Shares Outstanding	210.3	207.6	209.5	207.1

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)
	Nine Months Ended
	September 30,
	2008	2007
Cash Flows From Operating Activities:
Net income	$548	$510
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sales of emission allowances	(2)	(7)
Net mark-to-market gain on derivatives	(42)	(7)
Depreciation and amortization	549	557
Amortization of nuclear fuel	31	26
Amortization of debt issuance costs and premium/discounts	14	14
Deferred income taxes and investment tax credits, net	130	18
Minority interest	25	20
Other	(2)	10
Changes in assets and liabilities:
Receivables	144	(220)
Materials and supplies	(216)	(110)
Accounts and wages payable	(100)	(113)
Taxes accrued, net	44	75
Assets, other	46	58
Liabilities, other	142	151
Pension and other postretirement benefit obligations	2	67
Counterparty collateral asset	(2)	(71)
Counterparty collateral liability	2	-
Taum Sauk insurance receivable, net	(68)	(58)
Net cash provided by operating activities	1,245	920

Cash Flows From Investing Activities:
Capital expenditures	(1,316)	(1,035)
Nuclear fuel expenditures	(161)	(39)
Purchases of securities - nuclear decommissioning trust fund	(386)	(110)
Sales of securities - nuclear decommissioning trust fund	360	98
Purchases of emission allowances	(2)	(12)
Sales of emission allowances	2	5
Other	2	-
Net cash used in investing activities	(1,501)	(1,093)

Cash Flows From Financing Activities:
Dividends on common stock	(399)	(395)
Capital issuance costs	(9)	(3)
Short-term debt, net	(65)	590
Dividends paid to minority interest holder	(23)	(16)
Redemptions, repurchases, and maturities:
Long-term debt	(823)	(465)
Preferred stock	(16)	(1)
Issuances:
Common stock	107	71
Long-term debt	1,335	425
Net cash provided by financing activities	107	206

Net change in cash and cash equivalents	(149)	33
Cash and cash equivalents at beginning of year	355	137

Cash and cash equivalents at end of period	$206	$170

AMEREN CORPORATION (AEE)
CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	September 30,	December 31,
	2008	2007

ASSETS
Current Assets:
Cash and cash equivalents	$206	$355
Accounts receivable - trade, net	506	570
Unbilled revenue	262	359
Miscellaneous accounts and notes receivable	291	280
Materials and supplies	956	735
Other current assets	326	181
Total current assets	2,547	2,480
Property and Plant, Net	15,977	15,069
Investments and Other Assets:
Nuclear decommissioning trust fund	269	307
Goodwill	831	831
Intangible assets	167	198
Regulatory assets	1,122	1,158
Other assets	566	685
Total investments and other assets	2,955	3,179

TOTAL ASSETS	$21,479	$20,728

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$269	$221
Short-term debt	1,407	1,472
Accounts and wages payable	509	687
Taxes accrued	128	84
Other current liabilities	605	438
Total current liabilities	2,918	2,902
Long-term Debt, Net	6,143	5,691
Preferred Stock of Subsidiary Subject to Mandatory Redemption	-	16
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	2,072	2,046
Accumulated deferred investment tax credits	102	109
Regulatory liabilities	1,291	1,240
Asset retirement obligations	583	562
Accrued pension and other postretirement benefits	741	839
Other deferred credits and liabilities	367	354
Total deferred credits and other liabilities	5,156	5,150
Preferred Stock of Subsidiaries Not Subject to Mandatory Redemption	195	195
Minority Interest in Consolidated Subsidiaries	24	22
Stockholders' Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	4,731	4,604
Retained earnings	2,259	2,110
Accumulated other comprehensive income	51	36
Total stockholders' equity	7,043	6,752

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$21,479	$20,728